FIRST Amendment

to

Loan and security agreement

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 26th day of November,  2018, by and between SILICON VALLEY BANK (“Bank”) and AXSOME THERAPEUTICS, INC., a Delaware corporation (“Borrower”) whose address is 25 Broadway, 9th Floor, New York, New York 10004.

Recitals

A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 9, 2016 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank amend the Loan Agreement to (i) extend a new term loan to Borrower,  (ii) consent to the Subsidiary Formation (as defined herein), (iii) waive the Stated Default (as defined herein), and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2. Amendments to Loan Agreement.
2.1 Section 2.1.2 (2018 Term Loan Advance). The Loan Agreement shall be amended by inserting the following new section to appear immediately following Section 2.1.1:

2.1.22018 Term Loan Advance.

(a)Availability.  Subject to the terms and conditions of this Agreement, during the 2018 Draw Period, Bank shall make one (1) advance (the “2018 Term Loan Advance”) available to Borrower in an original principal amount equal to Four Million Dollars ($4,000,000.00). After repayment, the 2018 Term Loan Advance (or any portion thereof) may not be reborrowed.

(b)Interest Period.  Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the 2018 Term Loan Advance occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest on the principal amount of the 2018 Term Loan Advance at the rate set forth in Section 2.2(a).

(c)Repayment.  Commencing on the 2018 Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the 2018 Term Loan Advance in (i) equal consecutive monthly installments of principal based on the 2018 Repayment Schedule, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a).  All outstanding principal and accrued and unpaid interest with respect to the 2018 Term Loan Advance, and all other outstanding Obligations with respect to the 2018 Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.

(d)Permitted Prepayment of the 2018 Term Loan Advance.  Borrower shall have the option to prepay all, but not less than all, of the 2018 Term Loan Advance advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the 2018 Term Loan Advance at least ten  (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the 2018 Final Payment, (C) the 2018 Prepayment Premium, plus (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e)Mandatory Prepayment Upon an Acceleration.  If the 2018 Term Loan Advance is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the 2018 Final Payment, (iii) the 2018 Prepayment Premium, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.”

2.2 Section 2.2(a) (Interest Rate). Section 2.2(a) of the Loan Agreement is deleted in its entirety and replaced with the following:

(a)Interest Rate.  Subject to Section 2.2(b), the principal amount outstanding for (i) each Term Loan Advance shall accrue interest at a floating per annum rate equal to four and one-half of one percent (4.50%) above the Prime Rate and (ii) the 2018 Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (A) two percent (2.00%) above the Prime Rate and (B) seven and one-quarter of one percent (7.25%), which interest, in each case, shall be payable monthly in accordance with Section 2.2(d) below.”

2.3 Section 2.3 (Fees). Section 2.3 is amended by inserting the following new subsections immediately following subsection (e) to appear as subsections (f) and (g) thereof:

(e)2018 Final Payment.  The 2018 Final Payment, when due hereunder.

(f)2018 Prepayment Premium.  The 2018 Prepayment Premium, when due hereunder.”

2.4 Section 6.2  (Financial Statements, Reports, Certificates).  Section 6.2 is amended by (i) deleting the text “and” appearing at the end of subsection (h) thereof, (ii) re-lettering subsection (i) to appear as subsection (j) thereof, and (iii) inserting the following new subsection to appear as new subsection (i) thereof:

(i)Beneficial Ownership Information.  Prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate.  Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and”

2.5 Section 6.6(a) (Operating Accounts). Subsections (a) and (b) of Section 6.6 of the Loan Agreement are deleted in their entirety and replaced with the following:

(a)Maintain all of its and all of its Subsidiaries’ operating, depository and securities accounts with Bank and Bank’s Affiliates; provided that, Borrower may maintain one (1) account with CitiBank, so long as such account does not contain more than Ten Thousand Dollars ($10,000.00) in the aggregate any time (the “CitiBank Account”).  Notwithstanding the foregoing, Australian Subsidiary and Irish Subsidiary may maintain accounts outside of the United States with financial institutions other than Bank and Bank’s Affiliates, provided that the maximum aggregate balance in all such accounts shall not exceed One Hundred Fifty Thousand Dollars ($150,000.00) at any time.

(b)Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply (i) to the CitiBank Account or (ii) to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

2.6 Section 13.1 (Definitions). The Loan Agreement is amended by deleting subsection (h) of the definition of “Permitted Investments” in its entirety and replacing it with the following:

(h)Investments (i) by Borrower in Australian Subsidiary for ordinary, necessary and current operating expenses not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate in any fiscal year and (ii) by Borrower in Irish Subsidiary for ordinary, necessary and current operating expenses not to exceed Fifty Thousand Dollars ($50,000.00) in the aggregate in any fiscal year, provided, in each case, no Event of Default has occurred and is continuing at the time of such Investments or would result from such Investments; and”

2.7 Section 13.1  (Definitions).  The Loan Agreement is amended by deleting the following term and its respective definition set forth in Section 13.1 in its entirety and replacing it with the following:

“Credit Extension” is any Term Loan Advance, the 2018 Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.”

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, the Final Payment, the Prepayment Premium, the 2018 Final Payment, the 2018 Prepayment Premium, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

“Warrant”  is, collectively, (i) that certain Warrant to Purchase Stock dated as of November 9, 2016, between Borrower and Bank, (ii) that certain Warrant to Purchase Stock dated as of November 9, 2016, between Borrower and Life Science Loans, LLC, (iii) that certain Warrant to Purchase Stock dated as of the First Amendment Effective Date, between Borrower and Bank, and (iv) that certain Warrant to Purchase Stock dated as of the First Amendment Effective Date, between Borrower and WestRiver Innovation Lending Fund VIII, L.P., in each case, as may be amended, modified, supplemented, or restated from time to time.”

2.8 Section 13 (Definitions). The Loan Agreement is amended by inserting the following new terms and their respective definitions to appear alphabetically in Section 13.1 thereof:

“2018 Draw Period” is the period of time commencing upon the occurrence of the 2018 Milestone Event and continuing through May 31, 2019.”

“2018 Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of the 2018 Term Loan Advance extended by Bank to

Borrower hereunder multiplied by seven percent (7.00%), due on the earliest to occur of (a) the Term Loan Maturity Date, (b) as required pursuant to Section 2.1.2(d) or 2.1.2(e), (c) the payment in full of the 2018 Term Loan Advance or (d) the termination of this Agreement.

“2018 Milestone Event” means Borrower has provided Bank with evidence,  after the First Amendment Effective Date, but on or prior to May 31, 2019, satisfactory to Bank in its sole and absolute discretion that Borrower: (i) has received positive data with respect to Borrower’s phase 2 clinical trial of AXS-12, sufficient to submit a phase 3 protocol to the FDA, and (ii) has not received any objections from the FDA within thirty (30) days after submission of such phase 3 protocol.”

“2018 Prepayment Premium” shall be an additional fee payable to Bank in amount equal to:

(a) for a prepayment of the 2018 Term Loan Advance made on or prior to the first (1st) anniversary of the First Amendment Effective Date, two and one-half of one percent (2.50%) of the then outstanding principal amount of the 2018 Term Loan Advance as of the date immediately and prior to such prepayment; and

(b)for a prepayment of the 2018 Term Loan Advance made after the first (1st) anniversary of the First Amendment Effective Date, but prior to the Term Loan Maturity Date, one and one-half of one percent (1.50%) of the then outstanding principal amount of the 2018 Term Loan Advance as of the date immediately and prior to such prepayment.”

“2018 Repayment Schedule” means the period of time equal to eighteen (18) consecutive months; provided, however, that upon the occurrence of the Interest Only Extension Event, the 2018 Repayment Schedule shall mean the period of time equal to twelve (12) consecutive months.”

“2018 Term Loan Advance” is defined in Section 2.1.2(a).”

“2018 Term Loan Amortization Date” is June 1, 2019; provided that, upon the occurrence of the Interest Only Extension Event, the 2018 Term Loan Amortization Date is December 1, 2019.”

“AXS-12” means Borrower’s AXS-12 product candidate for the treatment of narcolepsy.”

“CitiBank Account” is defined in Section 6.6(a).”

“First Amendment Effective Date” is November 26, 2018.

“Interest Only Extension Event” means Borrower has provided Bank with evidence,  on or prior to May 31, 2019, satisfactory to Bank in its reasonable discretion that, Borrower has received, after the First Amendment Effective Date, but on or prior to May 31, 2019, unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted under this Agreement) net cash proceeds in an aggregate amount of at least Twenty Million Dollars ($20,000,000.00) from (a) Subordinated Debt or other similar agreements in form and substance acceptable to Bank and/or (b) partnerships, collaborations, and/or licensing agreements, each of which shall be of the types permitted under the terms of this Agreement and in form and substance acceptable to Bank.”

“Irish Subsidiary” is a wholly owned Subsidiary of Borrower to be formed in the future under the laws of Ireland.”

2.9 Exhibit A (Collateral Description).  The Collateral description appearing as Exhibit A to the Loan Agreement is deleted in its entirety and replaced with the Collateral description attached as Schedule 1 hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Consent.  Borrower has notified Bank that Borrower has created or will create an Irish Subsidiary (the “Subsidiary Formation”).  Borrower has requested that Bank consent to the Subsidiary Formation.  Bank hereby consents to the Subsidiary Formation and agrees that the Subsidiary Formation shall not, in and of itself, constitute an “Event of Default” under Section 7.3 (relative to mergers or acquisitions), Section 7.7 (relative to distributions and Investments), or Section 7.8 (relative to transactions with Affiliates) of the Loan Agreement.  Borrower hereby acknowledges and agrees that nothing in this Section or anywhere in this Amendment shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

5. Waiver.  Bank hereby waives Borrower’s existing default under Section 6.6(a) of the Loan Agreement (as in effect prior to giving effect to this Amendment) by virtue of Borrower’s failure to maintain at all times, after the expiration of the Transition Period, all of its and its Subsidiaries’ operating, depository and securities accounts with Bank and Bank’s Affiliates (the “Stated Default”).    Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Waiver shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.  The foregoing waiver shall apply only to the Stated Default and shall not be construed as a waiver or agreement to waive any other defaults or Events of Default.

6. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

6.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

6.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

6.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

6.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

6.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

6.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

6.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7. Perfection Certificate.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 9, 2016,  as amended by Schedule 2 hereto (the “Perfection Certificate”), and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.  Borrower hereby agrees that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be references to the Perfection Certificate as defined herein.

8. Post-Closing Condition.  Within thirty (30) days of the date of this Amendment, Borrower shall deliver to Bank, in form and substance acceptable to Bank, a notice of cancellation insurance endorsement as required by Section 6.5 of the Loan Agreement.

9. Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

10. No Defenses of Borrower.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank that Borrower has no known offsets, defenses, claims or counterclaims against Bank with respect to the Obligations.

11. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

12. Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment to Bank of Bank’s reasonable and documented legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

In Witness Whereof, the undersigned have executed this Amendment as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BANK	BORROWER
SILICON VALLEY BANK By: __/s/ Ryan Roller__________ Name: __Ryan Roller___________ Title: ___Vice President________	AXSOME THERAPEUTICS, INC. By: _/s/ Herriot Tabuteau, M.D.___ Name: __Herriot Tabuteau, M.D.___ Title: ___Chief Executive Officer __

The undersigned hereby certifies, to the best of his or her knowledge, that the information set out in the Perfection Certificate is true, complete and correct.

AXSOME THERAPEUTICS, INC.

By:  _/s/ Herriot Tabuteau, M.D.___

Name: _ Herriot Tabuteau, M.D.___

Title:  __Chief Executive Officer __

Schedule 1

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of Australian Subsidiary and Irish Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), or (iii) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property.  If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property in violation of this Agreement without Bank’s prior written consent.